Citigroup Global Markets Holdings Inc.	April 7, 2026 Medium-Term Senior Notes, Series N Pricing Supplement No. 2026-USNCH31433 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

Barrier Autocallable Securities Linked to the Nasdaq-100 Futures 35% Edge Volatility 6% Decrement™ Index ER Due April 16, 2036

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on the terms described below. Your return on the securities will depend on the performance of the underlying specified below.

▪	The securities offer the potential for automatic early redemption at a premium if the closing value of the underlying is greater than or equal to the initial underlying value on any trading day during the autocall period specified below. If the securities are not automatically redeemed prior to maturity, the securities will provide for repayment of the stated principal amount plus a premium at maturity if the final underlying value is greater than or equal to the trigger value specified below. However, if the securities are not automatically redeemed prior to maturity and the final underlying value is less than the trigger value, you will lose 1% of the stated principal amount of your securities for every 1% by which the final underlying value is less than the initial underlying value. You may lose a significant portion, and up to all, of your investment.

▪	The underlying is highly risky because it may reflect highly leveraged exposure to any decline in the Citi Equity US Tech Large Cap QX Market Tracker Series 4 Index, which we refer to as the “underlying futures index”. The underlying futures index tracks futures contracts on the Nasdaq-100 Index® and is likely to underperform the Nasdaq-100 Index® because of an implicit financing cost. In addition, the underlying is subject to a decrement of 6% per annum, which will be a significant drag on its performance. Each of the underlying and the underlying futures index is published by Citigroup Global Markets Limited, an affiliate of ours. You should carefully review the section “Summary Risk Factors—Summary of Key Risks Relating to the Underlying” in this pricing supplement.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	The Nasdaq-100 Futures 35% Edge Volatility 6% Decrement™ Index ER
Stated principal amount:	$1,000 per security
Pricing date:	April 7, 2026
Issue date:	April 10, 2026
Final valuation date:	April 10, 2036, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier redeemed, April 16, 2036
Automatic early redemption:	If, on any trading day during the autocall period, the closing value of the underlying is greater than or equal to the initial underlying value (the first such day to occur during the autocall period, the “autocall date”), the securities will be automatically redeemed on the third business day immediately following the autocall date for an amount in cash per security equal to $1,000 plus the premium determined as set forth below. If the securities are automatically redeemed during the autocall period, they will cease to be outstanding and you will not receive any other payment on the securities.
Autocall period:	The period from and including April 12, 2027 to but excluding the final valuation date
Premium:	$1,000 × [(elapsed days / total days) × the premium rate]
Premium rate:	200.00%
Elapsed days:	The number of scheduled trading days from but excluding the pricing date to and including the autocall date or the scheduled final valuation date, as applicable
Total days:	The number of scheduled trading days from but excluding the pricing date to and including the scheduled final valuation date
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity, for each security you then hold, an amount in cash equal to:

▪ If the final underlying value is greater than or equal to the trigger value: $1,000 + the premium applicable to the final valuation date

▪ If the final underlying value is less than the trigger value: $1,000 + ($1,000 × the underlying return)

If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the trigger value, your payment at maturity will be significantly less than the stated principal amount of your securities. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, and up to all, of your investment.

Initial underlying value:	1,400.938, the closing value of the underlying on the pricing date
Trigger value:	700.469, 50% of the initial underlying value
Final underlying value:	The closing value of the underlying on the final valuation date
Underlying return:	(i) The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value
Trading day:	Any scheduled trading day other than a day on which a market disruption event occurs
Paying agent:	Citibank, N.A.
CUSIP / ISIN:	17332VKH6 / US17332VKH68
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$20.00	$980.00
Total:	$2,135,000.00	$42,700.00	$2,092,300.00

(1) On the date of this pricing supplement, the estimated value of the securities is $898.50 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus. In addition, CGMI will pay to one or more electronic platform providers a fee of $1.50 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, index supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, index supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-12 dated February 25, 2026	Index Supplement No. IS-16-03 dated February 25, 2026

Prospectus Supplement and Prospectus each dated February 25, 2026

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to the underlying.  The accompanying index supplement contains information about the underlying that is not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, index supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement or the accompanying index supplement.

Summary Description of the Underlying

The underlying is published by Citigroup Global Markets Limited, an affiliate of ours.  The underlying was first published on April 28, 2025, and therefore has a limited performance history.

The underlying tracks exposure to the Citi Equity US Tech Large Cap QX Market Tracker Series 4 Index, which we refer to as the “underlying futures index”, on a volatility-targeted basis, less a decrement of 6% per annum.  The underlying has a volatility target of 35%, which it attempts to achieve by applying leverage to its exposure to the underlying futures index (up to a maximum of 500%) when the implied volatility of the Nasdaq-100 Index is less than its volatility target, and by reducing its exposure to the underlying futures index below 100% when the implied volatility of the Nasdaq-100 Index is greater than its volatility target.

The underlying futures index is also published by Citigroup Global Markets Limited and tracks the performance of a hypothetical investment, rolled quarterly, in futures contracts on the Nasdaq-100 Index.  The Nasdaq-100 Index, which is published by Nasdaq, Inc., is designed to measure the performance of the 100 largest non-financial companies listed on The Nasdaq Stock Market.  Because the underlying futures index tracks futures contracts on the Nasdaq-100 Index, rather than the Nasdaq-100 Index directly, it is expected to be negatively impacted by an implicit financing cost, which is likely to cause the underlying futures index to underperform the Nasdaq-100 Index.

The methodology of the underlying is premised on the following key assumptions: (1) that there will be an inverse relationship between performance and volatility, so that the underlying futures index will tend to increase in times of lower volatility and decline in times of higher volatility; (2) that the implied volatility of the Nasdaq-100 Index, as derived from the market prices of exchange-traded options on the Nasdaq-100 Index on each weekly rebalancing date, will be an effective predictor of future volatility of the underlying futures index over the next week; and (3) that the volatility target of the underlying will be an effective level of volatility at which to draw the line between leveraged exposure and deleveraged exposure to the underlying futures index.  If these assumptions prove to be consistently correct, then the underlying has the potential to outperform the underlying futures index by participating in increases on a leveraged basis and declines on a deleveraged basis.  There is no guarantee, however, that these assumptions will be proven correct over any given time period.  If any of these assumptions does not prove to be consistently correct, then the underlying may perform poorly as a result of having highly leveraged exposure to the underlying futures index at a time of declines and/or having reduced exposure to the underlying futures index at a time of increases.  The underlying may also be subject to a “decay” effect, which will exacerbate the decline in the underlying that results from having highly leveraged exposure to declines in the underlying futures index, as described in more detail in the accompanying index supplement.

It is important to understand that the underlying provides exposure to the Nasdaq-100 Index that:

1.	may be leveraged up to 500%, or alternatively may reflect less than 100% participation, in an attempt to maintain its volatility target;

2.	is reduced by an implicit financing cost;

3.	may be subject to a decay effect; and

4.	is reduced by a decrement of 6% per annum.

As a result of these features, the underlying may significantly underperform the Nasdaq-100 Index.  The underlying is likely to significantly underperform the Nasdaq-100 Index if it is not consistently successful in increasing exposure to the underlying futures index in advance of increases in the underlying futures index and reducing exposure to the underlying futures index in advance of declines in the underlying futures index.  The underlying may significantly underperform the Nasdaq-100 Index even if it is consistently successful in these respects because of the implicit financing cost and the decrement, or because the reduced exposure the underlying has to the underlying futures index at a time of a decline may nevertheless reflect significantly greater than 100% participation in the decline of the underlying futures index.

Certain features of the underlying – including the fact that it references the underlying futures index, and not the Nasdaq-100 Index directly, and the decrement of 6% per annum – are designed to reduce the cost to us and our affiliates of hedging transactions that we intend to enter into in connection with the securities as compared to an otherwise comparable index without these features.  These features will reduce the performance of the underlying as compared to an otherwise comparable index without these features.  The

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reduced cost of hedging may make it possible for certain terms of the securities to be more favorable to you than would otherwise be the case.  However, there can be no assurance that these more favorable terms will offset the negative effects of these features on the performance of the underlying, and your return on the securities may ultimately be less favorable than it would have been without these more favorable terms but with an index that does not contain these features.

This section contains only a summary description of the underlying and does not describe all of its important features in detail.  Before investing in the securities, you should carefully review the more detailed description of the underlying in the accompanying index supplement.

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Hypothetical Examples of the Payment upon Automatic Early Redemption

The table below illustrates how the amount payable per security will be calculated if the closing value of the underlying on a trading day during the autocall period is greater than or equal to the initial underlying value.  The table illustrates this calculation for only a limited number of sample trading days.  The table is solely for illustrative purposes, does not show all possible outcomes and is not a prediction of any payment that may be made on the securities.

The table below assumes that the number of elapsed days and the number of total days with respect to the applicable autocall date are the numbers indicated below and that a market disruption event does not occur on any relevant scheduled trading day.

If the autocall date is . . .	. . . the premium applicable to that autocall date will be . . .	. . . and you will receive the following payment per $1,000 security upon automatic early redemption:
April 12, 2027 (the first potential autocall date)	$1,000 × (254 / 2,514) × 200.00% = $202.07	$1,000 + applicable premium = $1,202.07
. . .	. . .	. . .
April 10, 2031	$1,000 × (1,259 / 2,514) × 200.00% = $1,001.59	$1,000 + applicable premium = $2,001.59
. . .	. . .	. . .
April 10, 2034	$1,000 × (2,010 / 2,514) × 200.00% = $1,599.05	$1,000 + applicable premium = $2,599.05
. . .	. . .	. . .
April 9, 2036 (the last potential autocall date)	$1,000 × (2,513 / 2,514) × 200.00% = $1,999.20	$1,000 + applicable premium = $2,999.20

Payout Diagram

The diagram below illustrates your payment at maturity, assuming the securities have not previously been automatically redeemed, for a range of hypothetical underlying returns.

Payment at Maturity
■ The Securities ■ The Underlying
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Hypothetical Examples of the Payment at Maturity

The examples below illustrate how to determine the payment at maturity on the securities, assuming the securities are not automatically redeemed prior to maturity. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.

The examples below are based on a hypothetical initial underlying value of 100 and a hypothetical trigger value of 50 and do not reflect the actual initial underlying value or trigger value. For the actual initial underlying value and trigger value, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payments on the securities will be calculated based on the actual initial underlying value and trigger value, and not the hypothetical values.

Example 1—Upside Scenario. The final underlying value is 90 (a 10% decrease from the initial underlying value), which is greater than the trigger value.

Payment at maturity per security = $1,000 + the premium applicable to the final valuation date

= $1,000 + $2,000.00

= $3,000.00

In this scenario, the underlying has depreciated from the initial underlying value to the final underlying value, but the final underlying value is greater than the trigger value. As a result, you would be repaid the stated principal amount of $1,000 per security at maturity plus the premium applicable to the final valuation date.

Example 2—Downside Scenario. The final underlying value is 30 (a 70% decrease from the initial underlying value), which is less than the trigger value.

Because the final underlying value is less than the trigger value, you would receive a payment at maturity per security that is less than the stated principal amount, calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × the underlying return)

= $1,000 + ($1,000 × -70%)

= $1,000 + -$700

= $300

In this scenario, the underlying has depreciated from the initial underlying value to the final underlying value and the final underlying value is less than the trigger value. As a result, your total return at maturity in this scenario would be negative and would reflect 1-to-1 exposure to the negative performance of the underlying.

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Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement and “Risk Factors Relating to the Indices” beginning on page IS-4 in the accompanying index supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

Risks Relating to the Securities

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the trigger value, you will lose 1% of the stated principal amount of the securities for every 1% by which the underlying has depreciated from the initial underlying value. You may lose up to all of your investment.

▪	Your potential return on the securities is limited. Your potential return on the securities is limited to the applicable premium payable upon automatic early redemption or at maturity, as described on the cover page of this pricing supplement. If the closing value of the underlying on any trading day during the autocall period is greater than or equal to the initial underlying value, or if the final underlying value is greater than or equal to the trigger value, you will be repaid the stated principal amount of your securities and will receive the applicable premium, regardless of how significantly the closing value of the underlying on the applicable autocall date or final valuation date, as applicable, may have appreciated from the initial underlying value. Accordingly, any premium may result in a return on the securities that is significantly less than the return you could have achieved on an alternative investment providing 1-to-1 exposure to the performance of the underlying.

▪	The securities do not pay interest. You should not invest in the securities if you seek current income during the term of the securities.

▪	The securities may be automatically redeemed prior to maturity, limiting the term of the securities. If the closing value of the underlying on any trading day during the autocall period is greater than or equal to the initial underlying value, the securities will be automatically redeemed. If the securities are automatically redeemed prior to maturity, they will cease to be outstanding and you will not receive any other payment on the securities. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	You will not receive dividends or have any other rights with respect to the underlying. You will not receive any dividends with respect to the underlying. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlying or the stocks included in the underlying.

▪	The performance of the securities at maturity will depend on the closing value of the underlying solely on the final valuation date, which makes the securities particularly sensitive to volatility in the closing values of the underlying. If the securities are not automatically redeemed prior to maturity, what you receive at maturity will depend solely on the closing value of the underlying on the final valuation date, and not on any other day during the term of the securities. Because the payment at maturity of the securities (if the securities are not automatically redeemed prior to maturity) will depend on the closing value of the underlying on a single date, the securities will be particularly sensitive to volatility in the closing value of the underlying on or around the final valuation date. You should understand that the closing value of the underlying has historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities are riskier than securities with a shorter term. The securities are relatively long-dated. Because the securities are relatively long-dated, many of the risks of the securities are heightened as compared to securities with a shorter term, because you will be subject to those risks for a longer period of time. In addition, the value of a longer-dated security is typically less than the value of an otherwise comparable security with a shorter term.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the

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securities on a daily basis.  Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all.  CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason.  If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity.  Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing value of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, dividend yields on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing value of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The

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amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period.  See “Valuation of the Securities” in this pricing supplement.

▪	If a material modification event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment. See “Additional Terms of the Securities—Material modification of the Cboe Implied Volatility Indices” in this pricing supplement for information about the events that may constitute a material modification event. If a material modification event occurs, we may redeem the securities prior to the maturity date for an amount equal to the early redemption amount determined as of the early redemption notice date. The early redemption amount will be determined in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining secondary market bid prices for the securities and similar instruments, subject to the exceptions and more detailed provisions set forth under “Additional Terms of the Securities—Material modification of the Cboe Implied Volatility Indices” below. As discussed above, any secondary market bid price is likely to be less than the issue price and, absent favorable changes in market conditions and other relevant factors, is also likely to be less than the estimated value of the securities set forth on the cover page of this pricing supplement. Accordingly, if a material modification event occurs, there is a significant likelihood that the early redemption amount you receive will result in a loss on your investment in the securities. The early redemption amount may be significantly less than the amount you would have received had we not elected to redeem the securities and had you been able instead to hold them to maturity. You may lose up to all of your investment.

▪	The calculation agent may make determinations in connection with a material modification event and the early redemption amount that could adversely affect your return upon early redemption. The calculation agent will be required to determine whether a material modification event has occurred. If the calculation agent determines that a material modification event has occurred and as a result we elect to redeem the securities upon the occurrence of a material modification event, you may incur a significant loss on your investment in the securities. In addition, the calculation agent has broad discretion to determine the early redemption amount, including the ability to make adjustments to proprietary pricing models and inputs to those models in good faith and in a commercially reasonable manner. The fact that the calculation agent is our affiliate may cause it to have interests that are adverse to yours as a holder of the securities. Under the terms of the securities, the calculation agent has the authority to make determinations that may protect our economic interests while resulting in a significant loss to you on your investment in the securities.

▪	Our offering of the securities is not a recommendation of the underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities.

▪	The closing value of the underlying may be affected by our or our affiliates’ hedging and other trading activities in a way that negatively affects the value of and your return on the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. For example, as discussed below, there is a substantial risk that the IRS could seek to treat the securities as debt instruments. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

PS-8

Citigroup Global Markets Holdings Inc.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Summary of Key Risks Relating to the Underlying

The following is a summary of key risks relating to the underlying. The summary below should be read together with the more detailed risk factors relating to the underlying described in “Risk Factors Relating to the Indices” in the accompanying index supplement. The following discussion of risks should also be read together with the section “Description of the Nasdaq-100 Futures Edge Volatility Indices” in the accompanying index supplement, which defines and further describes a number of the terms and concepts referred to below.

▪	The underlying is highly risky because it may reflect highly leveraged exposure to the underlying futures index and may therefore experience a decline that is many multiples of any decline in the underlying futures index. The underlying tracks exposure to the underlying futures index on a volatility targeted basis, less a decrement of 6% per annum. The underlying has a volatility target, which it attempts to achieve by applying leverage to its exposure to the underlying futures index (up to a maximum of 500%) when the implied volatility of the Nasdaq-100 Index® is less than the volatility target, and by reducing its exposure to the underlying futures index below 100% when the implied volatility of the Nasdaq-100 Index® is greater than the volatility target. It is expected that the implied volatility of the Nasdaq-100 Index® will frequently be less than the volatility target, and therefore it is expected that the underlying will frequently have leveraged (more than 100%) exposure to the underlying futures index. If the underlying futures index declines at a time when the underlying has leveraged exposure to it, the decline in the underlying will be equal to the decline in the underlying futures index multiplied by the leverage (subject to further reduction as a result of the decrement). For example, if the underlying futures index declines by 5% at a time when the underlying has 500% leveraged exposure to the underlying futures index, the underlying will decline by 25% over that time (subject to further reduction as a result of the decrement). This potential for losses on a highly leveraged basis makes the underlying highly risky.

▪	The underlying may realize significant losses if it is not consistently successful in increasing exposure to the underlying futures index in advance of increases in the underlying futures index and reducing exposure to the underlying futures index in advance of declines in the underlying futures index. The underlying methodology is premised on the following key assumptions: (1) that there will be an inverse relationship between performance and volatility, so that the underlying futures index will tend to increase in times of lower volatility and decline in times of higher volatility; (2) that the implied volatility of the Nasdaq-100 Index®, as derived from the market prices of exchange-traded options on the Nasdaq-100 Index® on each weekly rebalancing date, will be an effective predictor of future volatility of the underlying futures index over the next week; and (3) that the underlying’s volatility target will be an effective level of volatility at which to draw the line between leveraged exposure and deleveraged exposure to the underlying futures index. There is no guarantee that these assumptions will be proven correct over any given time period. If any of these assumptions does not prove to be consistently correct, then the underlying may perform poorly as a result of having highly leveraged exposure to the underlying futures index at a time of declines and/or having reduced exposure to the underlying futures index at a time of increases.

▪	The underlying may be adversely affected by a time lag in its volatility targeting mechanism. The underlying resets the leveraged exposure of each sub-index to the underlying futures index on a weekly basis. If the implied volatility of the Nasdaq-100 Index® at the rebalancing time on the rebalancing date for a given sub-index is relatively low, that sub-index will retain relatively high leveraged exposure to the underlying futures index for the next week even if the volatility of the Nasdaq-100 Index® spikes and the underlying futures index declines significantly in value immediately after the rebalancing time on that rebalancing date. That sub-index may consequently have highly leveraged exposure to a week’s worth of declines in the value of the underlying futures index before it has a chance to reset its leverage. In the case of a sudden increase in volatility and a sudden decline in value, multiple sub-indices may have highly leveraged exposure to declines over multiple days, and the underlying may experience poor performance as a result. Conversely, if significant appreciation in the underlying futures index follows closely on a period of high Nasdaq-100 Index® volatility, the time lag may cause the underlying to have low exposure to the underlying futures index when that appreciation occurs. Taken together, these factors may cause the underlying to perform particularly poorly in a temporary market crash – a sudden significant decline that is quickly reversed. In that scenario, the underlying would participate on a highly leveraged basis in the decline and then fail to participate fully in the recovery.

▪	The underlying may be adversely affected by a “decay” effect. If the underlying is not consistently successful in increasing exposure to the underlying futures index in advance of increases in the underlying futures index and reducing exposure to the underlying futures index in advance of declines in the underlying futures index, then the underlying is also expected to be subject to a “decay” effect, which will exacerbate the decline that results from having highly leveraged exposure to declines in the underlying futures index. The decay effect would result from the fact that each sub-index of the underlying resets its leveraged exposure to the underlying futures index on a weekly basis, and would manifest any time the underlying futures index moves in one direction one week and another direction the next. The decay effect would result because resetting leverage after an increase but in advance of a decline would cause the underlying to have increased exposure to that decline, and resetting leverage following a decline but in advance of an increase would cause the underlying to have decreased exposure to that increase. The more this fact pattern repeats, the lower the performance of the underlying would be relative to the performance of the underlying futures index.

PS-9

Citigroup Global Markets Holdings Inc.

▪	The underlying futures index is expected to underperform the Nasdaq-100 Index® because of an implicit financing cost. The underlying futures index is a futures-based index. As a futures-based index, it is expected to reflect not only the performance of its reference index (the Nasdaq-100 Index®), but also the implicit cost of a financed position in that reference index. The cost of this financed position will adversely affect the value of the underlying futures index. Any increase in market interest rates will be expected to further increase this implicit financing cost and will increase the negative effect on the performance of the underlying futures index. Because of this implicit financing cost, the underlying futures index is expected to underperform the total return performance of the Nasdaq-100 Index®. Any leverage applied to the underlying futures index will also be applied to the implicit financing cost.

▪	The underlying may realize significant losses because it may reflect leveraged exposure to the implicit financing cost. If the underlying has leveraged exposure to the underlying futures index, the implicit financing cost will be amplified by the leverage. Even during a time when the Nasdaq-100 Index® does not decline, the underlying may realize significant losses if it has leveraged exposure to the underlying futures index because of a leveraged exposure to the implicit financing cost.

▪	The closing value of the underlying futures index is based on the fixing price of its reference futures contract, rather than the settlement price. The value of the underlying is determined by the closing value of the underlying futures index, which is based on the fixing price of its reference futures contract rather than the settlement price of such contract. Although the fixing price of the reference futures contract is expected to be similar to the settlement price of such contract, they may vary. Therefore, the value of the underlying may be different, and may be less than, the value of the underlying if the closing price were determined by reference to the settlement price of the reference futures contract.

▪	The performance of the underlying will be reduced by a decrement of 6% per annum. The underlying is a decrement index, which means that the value of each sub-index of the underlying will be reduced at a rate of 6% per annum. The decrement will be a significant drag on the performance of the underlying, potentially offsetting positive returns that would otherwise result from the underlying methodology, exacerbating negative returns of the underlying methodology and causing the level of the underlying to decline steadily if the return of the underlying methodology would otherwise be relatively flat. The underlying will not appreciate unless the return of the underlying methodology is sufficient to offset the negative effects of the decrement, and then only to the extent that the return of the underlying methodology is greater than the decrement. As a result of the decrement, the level of the underlying may decline even if the return of the underlying methodology would otherwise have been positive.

▪	The decrement of 6% per annum may reduce the annual return of the underlying by more (and possibly significantly more) than 6%. The decrement is deducted from the value of each sub-index of the underlying at a rate of 6% per annum. Higher levels of the underlying over any given period will therefore result in larger deductions. Moreover, while the decrement will reduce the level of the underlying at a rate equal to 6% per annum, the effect of the decrement on the return of the underlying over an annual period is likely to be greater, and may be significantly greater, than 6% if the level of the underlying has appreciated over that annual period. For example, if the level of the underlying before giving effect to the decrement were to increase from 100 to 150 over an annual period, the level of the underlying after giving effect to the decrement might be 141, which is 6% less than 150. In this scenario, the return of the underlying before giving effect to the decrement would have been 50%, while the return of the underlying after giving effect to the decrement would have been 41% -- resulting in a return of the underlying over this annual period that is 9% lower than it would have been before giving effect to the decrement. This example is not intended to be a prediction of the performance of the underlying over any given period – it is solely intended to illustrate how the impact of the decrement on the return of the underlying may be significantly greater than 6% per annum. These effects will be even greater over periods longer than one year.

▪	The underlying may not fully participate in any appreciation of the underlying futures index. At any time when the implied volatility of the Nasdaq-100 Index® is greater than the volatility target, the underlying will have less than 100% exposure to the underlying futures index and therefore will not fully participate in any appreciation of the underlying futures index. For example, if the underlying has 50% exposure to the underlying futures index at a time when the underlying futures index appreciates by 5%, the underlying would appreciate by only 2.5% (before giving effect to the decrement). The decrement is deducted daily at a rate of 6% per annum even when the underlying has less than 100% exposure to the underlying futures index.

▪	The underlying may perform less favorably than it would if its volatility targeting mechanism were based on an alternative volatility measure, such as actual realized volatility, rather than implied volatility. The underlying attempts to achieve its volatility target by adjusting its exposure to the underlying futures index based on the implied volatility of the Nasdaq-100 Index®. Implied volatility represents market expectations of future volatility as derived from the price of exchange-traded options on the Nasdaq-100 Index®. Market expectations of future volatility may not accurately forecast future volatility. Accordingly, relying on implied volatility may cause the underlying to be less successful in maintaining its volatility target than it would have been if it had relied instead on an alternative measure of volatility, such as actual realized volatility. As a result, the underlying may have lower participation in underlying futures index increases, and greater participation in underlying futures index declines, resulting in less favorable overall underlying performance, than it would have had if another measure of volatility had been used.

▪	The underlying may significantly underperform the Nasdaq-100 Index®. It is important to understand that the underlying provides exposure to the Nasdaq-100 Index® that: (1) may be leveraged up to 500%, or alternatively may reflect less than 100% participation; (2) is reduced by an implicit financing cost; (3) may be subject to a decay effect; and (4) is reduced by a decrement of 6% per annum. As a result of these features, the underlying may significantly underperform the Nasdaq-100 Index®. The underlying is likely to significantly underperform the Nasdaq-100 Index® if it is not consistently successful in increasing exposure to the underlying futures index in advance of increases in the underlying futures index and reducing exposure to the underlying futures index in advance of declines in the underlying futures index. The underlying may significantly underperform the Nasdaq-

PS-10

Citigroup Global Markets Holdings Inc.

100 even if it is consistently successful in these respects because of the implicit financing cost and the decrement, or because the reduced exposure the underlying has to the underlying futures index at a time of a decline may nevertheless reflect significantly greater than 100% participation in the decline of the underlying futures index.

▪	The underlying has limited actual performance information. The underlying launched on April 28, 2025. Accordingly, the underlying has limited actual performance data. Because the underlying is of recent origin with limited performance history, an investment linked to the underlying may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance may have provided more reliable information on which to assess the validity of the underlying’s methodology. However, any historical performance of the underlying is not an indication of how the underlying will perform in the future.

▪	Hypothetical back-tested underlying performance information is subject to significant limitations. All information regarding the performance of the underlying prior to April 28, 2025 is hypothetical and back-tested, as the underlying did not exist prior to that time. It is important to understand that hypothetical back-tested underlying performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

o	Citigroup Global Markets Limited developed the rules of the underlying with the benefit of hindsight—that is, with the benefit of being able to evaluate how the underlying rules would have caused the underlying to perform had it existed during the hypothetical back-tested period. The fact that the underlying generally appreciated over any portion of the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the underlying methodology.

o	The hypothetical back-tested performance of the underlying might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested underlying performance information are not necessarily representative of the market conditions that will exist in the future.

o	NDXP options were not published for each weekday prior to August 8, 2022, and NDXP options were not published at all prior to February 2, 2018. As a result, the calculation of the hypothetical back-tested values of the underlying prior to August 8, 2022 differs from the calculation of the underlying today. The hypothetical back-tested performance of the underlying prior to August 8, 2022 may therefore differ from how the underlying would have performed if NDXP options had been available with expirations on every weekday, as they are now.

It is impossible to predict whether the underlying will rise or fall. The actual future performance of the underlying may bear no relation to the historical or hypothetical back-tested levels of the underlying.

▪	The index administrator and index calculation agent of the underlying, which is our affiliate, may exercise judgments under certain circumstances in the calculation of the underlying. Although the underlying is rules-based, there are certain circumstances under which the index administrator or index calculation agent may be required to exercise judgment in calculating the underlying. In exercising these judgments, the index administrator’s status as our affiliate may cause its interests to be adverse to yours. The index administrator and index calculation agent are not your fiduciaries and are not obligated to take your interests into account in calculating the underlying. Any actions taken by the index administrator or index calculation agent in calculating the level of the underlying could adversely affect the performance of the underlying.

Citigroup Global Markets Limited may be required to make similar types of judgments in its capacity as index administrator and calculation agent for the underlying futures index.

▪	Changes that affect the Nasdaq-100 Index®, futures contracts on the Nasdaq-100 Index®, the Cboe Implied Volatility Indices or NDXP options may adversely affect the performance of the underlying. The sponsor of the Nasdaq-100 Index® or the Cboe Implied Volatility Indices may at any time make methodological changes or other changes in the manner in which one or more of those indices is calculated that could affect the value of the Nasdaq-100 Index® or the Cboe Implied Volatility Indices, as the case may be. The CME, on which the futures contracts tracked by the underlying futures index trade, and the Nasdaq options exchanges, on which the NDXP options used to calculate the Cboe Implied Volatility Indices trade, may at any time change the terms of those contracts or options or make other changes that could affect their value. We are not affiliated with Nasdaq or Cboe and, accordingly, we have no control over any such changes they may make. Such changes could adversely affect the performance of the underlying and the value of and your return on securities linked to the underlying.

PS-11

Citigroup Global Markets Holdings Inc.

Additional Terms of the Securities

Market disruption events. For purposes of determining whether a market disruption event occurs with respect to the underlying, each reference to the “Underlying Index” in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” in the accompanying product supplement shall be deemed replaced with a reference to the “Underlying Index, the Citi Equity US Tech Large Cap QX Market Tracker Series 4 Index or the Nasdaq-100 Index®”.  References in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” in the accompanying product supplement to the securities comprising an Underlying Index shall be deemed to include futures contracts comprising an Underlying Index.

Material modification of the Cboe Implied Volatility Indices. If the sponsor of the Cboe Implied Volatility Indices announces that it will make, or that it will undertake a consultation with respect to, a material change in the formula for or the method of calculating the Cboe Implied Volatility Indices or any other material modification of the Cboe Implied Volatility Indices (other than a modification prescribed in that formula or method to maintain the indices in the event of changes in an index component and other routine events) (any such announcement, a “material modification event”), then we will have the right, but not the obligation, to redeem the securities, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “early redemption notice date”) on a redemption date of our election that is no later than the 30th business day immediately following the early redemption notice date or earlier than the fifth business day following the early redemption notice date. A material modification event need not be continuing on the early redemption notice date or on the redemption date.  The amount due and payable on the securities upon such redemption will be equal to the early redemption amount determined as of the early redemption notice date. Any modification to the Cboe Implied Volatility Indices will be treated as a material modification unless made under the following circumstances: (i) to exercise routine judgment in the administration of the rules, provided that such routine judgment will not include deviations or alterations to the rules designed to improve the financial performance of the underlying or any other index; (ii) to correct errors in implementation of the rules or calculations made pursuant to the rules; or (iii) to make an adjustment to respond to an unanticipated event outside of the control of the sponsor of the Cboe Implied Volatility Indices, such as a disruption in the financial markets for specific assets or in a particular jurisdiction, regulatory compliance requirement, force majeure or any other unanticipated event of similar magnitude and significance.

The “early redemption amount” will be the fair value of the securities determined by the calculation agent as of the early redemption notice date in good faith and in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining a secondary market bid price for the securities and similar instruments.  In determining the early redemption amount, the calculation agent may take into account proprietary pricing models and may make adjustments to those models or inputs to those models in good faith and in a commercially reasonable manner.  The calculation agent may also take into account other facts, whether or not unique to us or our affiliates, in determining the early redemption amount so long as it is in good faith and commercially reasonable.  The early redemption amount may result in a significant loss on your securities.  See “Summary Risk Factors—If a material modification event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment” in this pricing supplement.

PS-12

Citigroup Global Markets Holdings Inc.

Hypothetical Back-Tested and Historical Performance Information About the Underlying

Hypothetical Back-tested and Historical Performance Information

This section contains hypothetical back-tested performance information for the underlying calculated by Citigroup Global Markets Limited.  All underlying performance information prior to April 28, 2025 is hypothetical and back-tested, as the underlying did not exist prior to that date.  Hypothetical back-tested performance information is subject to significant limitations.  The sponsor of the underlying developed the rules of the underlying with the benefit of hindsight—that is, with the benefit of being able to evaluate how the rules would have caused the underlying to perform had it existed during the hypothetical back-tested period.  The fact that the underlying appreciated at any time during the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the index methodology.  Furthermore, the hypothetical back-tested performance of the underlying might look different if it covered a different historical period.  The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

The hypothetical back-tested performance information has been calculated by Citigroup Global Markets Limited, in its capacity as index administrator, by applying the methodology substantially as described in the accompanying index supplement to the actual and hypothetical back-tested values of the underlying futures index and utilizing the actual and hypothetical back-tested values of the Cboe Implied Volatility Indices during the back-tested period.  The underlying futures index was first published on January 24, 2025, and the Cboe Implied Volatility Indices were first published on March 24, 2025.  All values of the underlying futures index and the Cboe Implied Volatility Indices prior to the dates of their initial publication and utilized in the calculation of the hypothetical back-tested performance of the underlying are themselves hypothetical and back-tested.

Citigroup Global Markets Limited, as index administrator of the underlying futures index, calculated the hypothetical back-tested values of the underlying futures index by applying the methodology substantially as described in the accompanying index supplement to the actual published prices of the futures contracts tracked by the underlying futures index during the period prior to its initial publication.

Cboe, as publisher of the Cboe Implied Volatility Indices, calculated the hypothetical back-tested values of the Cboe Implied Volatility Indices by applying the methodology substantially as described in the accompanying index supplement to the actual published prices of NDXP options during the back-tested period, except that:

•	NDXP options have been available for any weekday only since February 2, 2018. Prior to that time, hypothetical back-tested values of the Cboe Implied Volatility Indices have been calculated by treating AM-settled NDX option contracts as PM-settled.

•	NDXP options have traded on every weekday only since August 8, 2022. Prior to that time, the implied volatility for the one-week period ending on a weekday for which no NDXP option was then traded was calculated by interpolating between the NDXP options expiring immediately before and immediately after that weekday.

For these reasons, the hypothetical back-tested performance of the underlying prior to August 8, 2022 may differ from how the underlying would have performed if NDXP options had been available with expirations on every weekday, as they are now.

It is impossible to predict whether the underlying will rise or fall.  By providing hypothetical back-tested and historical performance information in connection with the securities, we are not representing that the underlying is likely to achieve gains or losses similar to those shown.  In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment.  One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the underlying may bear no relation to the hypothetical or historical back-tested performance of the underlying.

Historical Information

The closing value of the underlying on April 7, 2026 was 1,400.938. The graph below shows the hypothetical back-tested closing values of the underlying for the period from January 4, 2016 to April 25, 2025, and historical closing values of the underlying for the period April 28, 2025 to April 7, 2026.  All data to the left of the vertical red line in the graph below are hypothetical and back-tested.  We obtained the closing values from Bloomberg L.P., without independent verification.  You should not take the hypothetical back-tested and historical values of the underlying as an indication of future performance.

PS-13

Citigroup Global Markets Holdings Inc.

Nasdaq-100 Futures 35% Edge Volatility 6% Decrement™ Index ER – Hypothetical Back-Tested and Historical Closing Values January 4, 2016 to April 7, 2026

Comparison of Hypothetical Back-Tested and Historical Nasdaq-100 Futures 35% Edge Volatility 6% Decrement™ Index ER Performance Against Historical Nasdaq-100 Index® Performance

The following graphs set forth a comparison of the hypothetical back-tested and historical performance of the underlying against the historical performance of the Nasdaq-100 Index®.  The first graph shows comparative performance data for the period from January 4, 2016 through April 7, 2026, each normalized to have a closing value of 100.00 on January 4, 2016 to facilitate a comparison.  The second graph shows comparative performance data for the period from January 3, 2022 through April 7, 2026, each normalized to have a closing value of 100.00 on January 3, 2022 to facilitate a comparison.  The performance of the Nasdaq-100 Index® shown below is its price return performance – i.e., its performance without reflecting dividends. The total return performance of the Nasdaq-100 Index® (i.e., its performance reflecting dividends) would be greater than the price return performance shown below.

All underlying performance information prior to April 28, 2025 is hypothetical and back-tested, as the underlying did not exist prior to that date.  Hypothetical back-tested performance information is subject to the significant limitations described above.

January 4, 2016 to April 7, 2026

PS-14

Citigroup Global Markets Holdings Inc.

January 3, 2022 to April 7, 2026

PAST PERFORMANCE OF THE UNDERLYING AND RELATIVE PERFORMANCE BETWEEN THE UNDERLYING AND THE NASDAQ-100 INDEX® ARE NOT INDICATIVE OF FUTURE PERFORMANCE OR RELATIVE PERFORMANCE

Using the hypothetical back-tested and historical performance information from the graphs above, the table below shows the annualized (annually compounded) performance of the underlying as compared to the Nasdaq-100 Index® for the last year, the last three years and the last five years, each as of April 7, 2026.

	Nasdaq-100 Futures 35% Edge Volatility 6% Decrement™ Index ER	Nasdaq-100 Index®
Last 1 Year	32.50%	38.85%
Last 3 Years	17.03%	22.78%
Last 5 Years	5.29%	12.18%

Comparison of Historical Underlying Futures Index Performance Against Historical Nasdaq-100 Index® Performance

The following graph sets forth a comparison of the hypothetical back-tested and historical performance of the underlying futures index against the historical performance of the Nasdaq-100 Index® to illustrate the implicit financing cost reflected in the performance of the underlying futures index.  The graph below shows comparative performance data for the period from January 4, 2016 through April 7, 2026, each normalized to have a closing value of 100.00 on January 4, 2016 to facilitate a comparison.  The performance of the Nasdaq-100 Index® shown below is its price return performance – i.e., its performance without reflecting dividends. The total return performance of the Nasdaq-100 Index® (i.e., its performance reflecting dividends) would be greater than the price return performance shown below.

All underlying futures index performance information prior to January 24, 2025 is hypothetical and back-tested as the underlying futures index did not exist prior to that time.  Hypothetical back-tested performance information is subject to the significant limitations described above.

PS-15

Citigroup Global Markets Holdings Inc.

January 4, 2016 to April 7, 2026

PAST PERFORMANCE OF THE UNDERLYING FUTURES INDEX AND RELATIVE PERFORMANCE BETWEEN THE UNDERLYING FUTURES INDEX AND THE NASDAQ-100 INDEX® ARE NOT INDICATIVE OF FUTURE PERFORMANCE OR RELATIVE PERFORMANCE

Using the hypothetical back-tested and historical performance information from the graph above, the table below shows the annualized (annually compounded) performance of the underlying futures index as compared to the Nasdaq-100 Index® for the last year, the last three years and the last five years, each as of April 7, 2026.

	Citi Equity US Tech Large Cap QX Market Tracker Series 4 Index	Nasdaq-100 Index®
Last 1 Year	33.48%	38.85%
Last 3 Years	17.15%	22.78%
Last 5 Years	8.66%	12.18%
PS-16

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, it is reasonable under current law to treat a security as a prepaid forward contract for U.S. federal income tax purposes.  However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized.  In particular, due to the terms of the securities, there is a substantial risk that the IRS could seek to treat the securities as debt instruments for U.S. federal income tax purposes. In that event, you would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined as of the time of issuance and recognize all income and gain in respect of the securities as ordinary income. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $20.00 for each security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $20.00 for each security they sell. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately twelve months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the twelve-month temporary adjustment period.  However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Citigroup Global Markets Holdings Inc. or Citigroup Inc., the indenture, the securities, the related guarantee (together with the indenture and the securities, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 25, 2026, which has been filed as an exhibit to the Registration Statement on Form S-3 by Citigroup Global Markets Holdings Inc. and Citigroup Inc. on February 25, 2026, that the Documents have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each a valid, binding and enforceable agreement of, each party thereto (other than as expressly covered above in respect of Citigroup Global Markets Holdings Inc. and Citigroup Inc.) and that the terms of the securities and the issuance, execution, delivery and performance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. of the securities and the related guarantee do not contravene, or constitute a default under, any judgment, injunction, order or decree or any agreement or other instrument binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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Citigroup Global Markets Holdings Inc.

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